Exhibit 99.9C

Jorden Burt LLP
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July 11, 2006

Opinion and Consent of Counsel

Pacific Advisors Fund, Inc.

101 North Brand Boulevard, Suite 1950

Glendale, California   91203

Executives:

                This opinion is given in connection with the filing by Pacific Global Fund, Inc. d/b/a Pacific Advisors Fund, Inc., a Maryland corporation (“Fund”), of Post-Effective Amendment No. 25 to its Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933 (“1933 Act”) and Amendment No. 26 under the Investment Company Act of 1940 (“1940 Act”) relating to an indefinite number of authorized shares of common stock, at a par value of one cent ($.01) per share, of a new class of shares of the Small Cap Fund, a series of the Fund, which are designated Class I Shares of the Small Cap Fund (the “Class I Shares”).

                We have examined the following: the Fund’s Articles of Incorporation; the Fund’s By-Laws; the Fund’s Articles Supplementary to the Articles of Incorporation, dated June 1, 2006; the certification of the Fund’s Secretary of Board of Directors’ resolutions adopted on May 19, 2006 authorizing the creation and designation of the Class I Shares of the Fund; the Registration Statement and amendments thereto, including Post-Effective Amendment No. 25 to the Registration Statement under the 1933 Act and Amendment No. 26 under the 1940 Act on Form N-1A substantially in the form in which it is to be filed with the Securities and Exchange Commission on or about July 11, 2006; a Certificate of Good Standing issued by the Secretary of State of the State of Maryland on July 10, 2006; pertinent provisions of the laws of the State of Maryland; other materials regarding the creation of the Class I Shares and related matters in the form presented to the Fund’s Board of Directors at a meeting held on May 19, 2006; and such

Pacific Advisors Fund, Inc.

July 11, 2006

other corporate records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

Based on such examination, we are of the opinion that:

                                                1.  The Fund is a Maryland corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; and

                                                2.  The Class I Shares of the Small Cap Fund to be offered for sale by the Fund, when issued in the manner contemplated by the Registration Statement (including the post-effective amendments thereto) will be legally issued, fully-paid and non-assessable.

                This letter expresses our opinion as to the Maryland General Corporation Code governing matters such as the due organization of the Fund and the authorization and issuance of shares of common stock, but does not extend to the securities or “Blue Sky” laws of the State of Maryland or to federal securities or other laws.

                We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Jorden Burt LLP

Jorden Burt LLP